Exhibit 10.7

SUPPLEMENTAL INDENTURE

WHEREAS, Eldorado Resorts LLC, a Nevada limited liability company, and Eldorado Capital Corp., a Nevada corporation (collectively the “Issuers”), and U.S. Bank National Association, as trustee (the “Trustee”), entered into an Indenture dated as of April 20, 2004, which has been amended by Supplemental Indentures dated as of August 11, 2005 and November 21, 2006 (as amended, the “Indenture”);

WHEREAS, Section 9.02(a) of the Indenture authorizes the amendment of the Indenture, other than amendments specified in Section 9.02(b) of the Indenture, by the Issuers and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the Issuers’ then-outstanding 9% Senior Notes due 2014 (the “Notes”) issued and outstanding under the Indenture;

WHEREAS, the holders of $64,475,000 principal amount (representing a majority in aggregate principal amount) of the Notes have executed a Consent and Waiver of Noteholders dated as of August 28, 2007 (the “Consent”) which consents to an amendment to the Indenture, which is not an amendment specified in Section 9.02(b) of the Indenture;

WHEREAS, the Issuers have provided to the Trustee an Officers’ Certificate required by Section 10.04(1) of the Indenture with respect to this Supplemental Indenture;

WHEREAS, Wolf, Block, Schorr and Solis-Cohen LLP and McDonald Carano Wilson LLP have provided to the Trustee the legal opinions required by Sections 9.09 and 10.04(2) of the Indenture with respect to this Supplemental Indenture; and

WHEREAS, Section 9.03 of the Indenture requires that each amendment to the Indenture be set forth in a supplemental indenture.

NOW, THEREFORE, in consideration of the foregoing, the Issuers and the Trustee hereby agree as follows:

1. Section 4.12 of the Indenture is amended to read in its entirety as follows:

Limitations on Transactions with Affiliates.

The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property (except Development Property) or assets from, or enter into or make or amend (for the purpose of increasing the obligations of either Issuer or their Restricted Subsidiaries thereunder or decreasing the obligations of any Affiliate thereunder without a commensurate decrease of the obligations of such Issuer or such Restricted Subsidiary thereunder) any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) such Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Management Committee set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved unanimously by the Management Committee and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any compensation paid to, indemnity provided on behalf of, or employment agreement entered into with, any officer or director of the Issuers or any of their Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Issuers and their Restricted Subsidiaries, (3) Restricted Payments, Permitted Investments and other payments and distributions that are permitted by the provisions of Section 4.05, (4) the Company’s execution, delivery and performance of the Shreveport Management Agreement and the Shreveport License Agreement and (5) the Company’s receipt from NGA AcquisitionCo LLC, a Nevada limited liability company (“NGA”) of $31,133,250 principal amount of First Mortgage Notes due 2012 co-issued by Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership, and Shreveport Capital Corporation, a Louisiana corporation (the “Shreveport Notes”), in exchange for the issuance to NGA of a new 14.47% Equity Interest in the Company, and the payment by the Company to NGA in cash of the accrued and unpaid interest on the Shreveport Notes being exchanged through the date of the exchange or, in lieu of such cash payment, adjustment of the principal amount of Shreveport Notes to be exchanged by NGA, all in accordance with the terms of the Amended and Restated Purchase Agreement, dated as of July 20, 2007, by and among the Company, NGA and Donald L. Carano, in each case, shall not be deemed to be an Affiliate Transaction.

2. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Supplemental Indenture as of the 20th day of November, 2007.

ELDORADO RESORTS LLC

By:	/s/ Donald L. Carano
	Name:	Donald L. Carano
	Title:	Chief Executive Officer

By:	/s/ Robert M. Jones
	Name:	Robert M. Jones
	Title:	Chief Financial Officer

ELDORADO CAPITAL CORP.

By:	/s/ Donald L. Carano
	Name:	Donald L. Carano
	Title:	President

By:	/s/ Gene Carano
	Name:	Gene Carano
	Title:	Secretary/Treasurer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President